Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of BBX Capital Corporation on Form 10-K for the year ended December 31, 2019.  We consent to the incorporation by reference of said reports in the Registration Statements of BBX Capital Corporation on Forms S-3 (File No. 333-216751 and File No. 333-219178) and on Forms S-8 (File No. 333-197195, File No. 333-206371, File No. 333-218265, File No. 333-225211 and File No. 333-231857).

GRANT THORNTON LLP

Fort Lauderdale, Florida

March 13, 2020